As filed with the Securities and Exchange Commission on July 9,1996.
                                                       REGISTRATION NO. 333-4160


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               Amendment No. 1 to
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            INDUSTRIAL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                                      5080
                          (Primary Standard Industrial
                           Classification Code Number)

            TEXAS                                               76-0289495
 (State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                                  7135 ARDMORE
                              HOUSTON, TEXAS 77054
                                 (713) 747-1025
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 ROBERT E. CONE
                            INDUSTRIAL HOLDINGS, INC.
                                  7135 ARDMORE
                              HOUSTON, TEXAS 77054
                                 (713) 747-1025
                          (Name, address, including zip
                           code, and telephone number,
                              including area code,
                            of agent for service)

                                    COPY TO:

                                 Robert G. Reedy
                             PORTER & HEDGES, L.L.P.
                            700 Louisiana, Suite 3500
                              Houston, Texas 77002
                                 (713) 226-0600


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM           PROPOSED
          TITLE OF  EACH CLASS OF                AMOUNT TO            OFFERING           MAXIMUM AGGREGATE        AMOUNT OF
        SECURITIES TO BE REGISTERED          BE REGISTERED(1)      PRICE PER SHARE        OFFERING PRICE       REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                          1,005,000                  $7.06(2)         $7,095,300            $2,447(3)
- --------------------------------------------------------------------------------------------------------------------------------

Common Stock underlying warrants and
debenture                                          690,153                 $8.19(4)         $5,652,353             $1,950
- --------------------------------------------------------------------------------------------------------------------------------

  Total                                          1,695,153           $----------            $12,747,653            $4,397
================================================================================================================================

(1) Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of shares of Common Stock issuable as a result of the antidilution provisions of the warrant and debenture agreements.

(2) Pursuant to Rule 457(c), the registration fee is calculated based on the average of the high and low sale prices for the Common Stock, as reported by the Nasdaq Stock Market's National Market on April 19, 1996, or $7.06 per share.

(3) Filing fee of $2,447 was previously paid with the Form S-3 filing on April 24, 1996.

(4) Pursuant to Rule 457(c), the registration fee is calculated based on the average of the high and low sale price for the Common Stock, as reported by the Nasdaq Stock Market's National Market on July 5, 1996 or $8.19 per share.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                       SUBJECT TO COMPLETION JULY 9,1996.

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

PROSPECTUS

                            INDUSTRIAL HOLDINGS, INC.

                                1,695,153 Shares

         The 1,695,153 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Industrial Holdings, Inc. (the "Company") offered hereby, are shares of Common Stock which are currently outstanding or that may be acquired upon conversion of certain notes or exercise of certain warrants. This Prospectus relates only to the resale of the Shares. See "The Offering," "Selling Shareholders," "Plan of Distribution" and "Description of Securities." The Company will not receive any proceeds from the resale of the shares of Common Stock offered hereby, but may receive up to $2,148,000 on the exercise of warrants exercisable to acquire Shares.

         The Shares are quoted on the Nasdaq Stock Market's National Market ("Nasdaq/NMS") under the symbol "IHII." On July 5, 1996, the last reported closing sale price of the Common Stock was $8.00 per share.

         The Shares may be offered and sold from time to time by the selling shareholders named herein through underwriters, dealers or agents or directly to one or more purchasers in fixed-price offerings or negotiated transactions and either at market prices prevailing at the time of sale or at prices related to such market prices. The terms of the offering and sale of the Shares with respect to which this Prospectus is being delivered, including any public offering price, any discounts, commissions or concessions allowed, reallowed or paid to underwriters, dealers or agents, the purchase price of the Shares, the proceeds to the selling shareholders and any other material terms shall be as set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for information regarding possible indemnification arrangements for underwriters, dealers and agents.

         SEE "RISK FACTORS" ON PAGES FIVE AND SIX FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is July , 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials may also be inspected a the offices of Nasdaq/NMS, 1735 K Street, N.W. Washington, D.C., 20006-1506, on which the Common Stock is listed.

         The Company has filed with the Commission a Registration Statement on Form S-3 (including any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are hereby incorporated by reference in this
Prospectus:

         (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         (2) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996;

         (3) the Company's Proxy Statement dated May 26, 1996 regarding its Annual Stockholder's Meeting held on June 28, 1996;

         (4) the Company's Current Report on Form 8-K dated December 7, 1995 as amended and;

         (5) all documents filed by the Company pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

         The Company will provide, without charge and on oral or written request, to each person to whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference in this Prospectus other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report to shareholders will be promptly furnished, without charge and on oral or written request, to such persons. All such requests should be directed to Industrial Holdings, Inc., 7135 Ardmore, Houston, Texas 77054, Attention: Robert E. Cone, telephone number (713) 747-1025.

                                   THE COMPANY

         Industrial Holdings, Inc. (including its subsidiaries, the "Company") was incorporated in August 1989. The Company's principal executive offices are located at 7135 Ardmore, Houston, Texas 77054, and its telephone number is (713) 747-1025.

         The Company's business is organized into two divisions: the Fastener Manufacturing and Sales Division, which includes Landreth Engineering Company ("LEC") and Milford Rivet ("Milford"), acquired December 1995, and the Energy Products and Services Division which includes the Valve and Supplies Sales Group which includes Pipeline Valve Specialty, Inc. ("PVS") and Industrial Municipal Supply Company, Inc. ("IMSCO"); the New Machine Sales and Services Group which includes Regal Machine Tools ("Regal") and Rex Machinery Movers ("RMM"); the Export Crating Group which includes U.S. Crating ("USC"); and the Used Machine Sales Group which includes Rex/Paul's Machine Sales ("RPMS").

         The Fastener Manufacturing and Sales Division manufactures industrial metal fasteners, including special cold-formed fasteners and threaded fastener products for sale primarily to manufacturers in the furniture, home appliance and automotive industries. The Valve and Supplies Sales Group remanufactures pipeline valves and distributes pipe, valves, fittings and other products primarily to the petrochemical, chemical and petroleum refining industries and to the pipeline transportation and product storage industries. The New Machine Sales and Services Group sells new machine tools and conducts a machine moving operation. The Export Crating Group provides international export crating services. The Used Machine Sales Groups sells used machine tools.

                                  THE OFFERING

         Of the 1,695,153 shares offered hereby, 400,000 shares are issuable from time to time on the exercise of Common Stock purchase warrants (the "St. James Warrants") to purchase an aggregate of 400,000 shares of Common Stock that were sold in connection with the Company's private placement of a 12% Convertible Promissory Note (the "Promissory Note") in the amount of $1,000,000 to St. James Capital Partners, L.P. ("St. James"), a portion of the proceeds of which was used to fund the acquisition of Milford. Each of the St. James Warrants is exercisable at any time through December 8, 2000, at an exercise price of $3.27 per share. Subsequently, St. James distributed the St. James Warrants to its various partners.

         Of the 1,695,153 shares offered hereby, 215,000 shares (the "Conversion Shares") are currently outstanding shares of Common Stock which were issued in May 1996 on the conversion of $804,100 of the Promissory Note at a conversion price of $3.74 per share. The Conversion Shares may be resold in the market from time to time. The Company is not offering the Conversion Shares and will not receive any cash proceeds from the resale of the Conversion Shares.

         Of the 1,695,153 shares offered hereby, 575,153 are issuable from time to time on the conversion of a convertible debenture (the "Debenture") in the principal amount of $1,875,000 due October 1, 1999 and payable to Renaissance Capital Partners II, Ltd. ("Renaissance"). The Debenture is convertible at any time after December 31, 1996 into Common Stock at a conversion price of $3.26 per share. The Debenture in the original principal amount of $2,500,000 was entered into in October 1992 to finance the purchase of the Company's subsidiary, LEC.

         Of the 1,695,153 shares offered hereby, 50,000 are issuable from time to time on the exercise of Common Stock purchase warrants (the "Renaissance Warrants") that were issued in connection with the March 1996 prepayment of $600,000 of the Debenture and in exchange for agreement by Renaissance not to convert the balance of the Debenture until after December 31, 1996. The Renaissance Warrants are exercisable at any time through March 31, 1999 at an exercise price of $4.00 per share.

         Of the 1,695,153 shares offered hereby, 90,000 shares are issuable from time to time on the exercise of Common Stock purchase warrants (the "IPO Warrants") that were issued in connection with the Company's initial public offering. Each of the IPO Warrants is exercisable at any time through January 23, 1997 at exercise prices of $4.00 to $7.50 per share.

         Of the 1,695,153 shares offered hereby, 65,000 shares are issuable from time to time on the exercise of Common Stock purchase warrants (the"Consulting Warrants") that were issued December 1995 and January 1996 in connection with compensation for consulting services performed. Each Consulting Warrant is exercisable at any time through December 1998 at $3.80 to $5.00 per share.

         The remaining 300,000 shares (the "Resale Shares") offered hereby are currently outstanding shares of Common Stock issued in connection with the Company's private placement to certain accredited investors in March 1996, the proceeds from which were used to retire $600,000 of the Debenture and to provide funds for the relocation of LEC and its division, Milford, to new facilities in Houston, Texas and Waterbury, Connecticut. The Resale Shares may be resold in the market from time to time. The Company is not offering the Resale Shares and will not receive any cash proceeds from the resale of the Resale Shares.

         This offering relates solely to resales of the Shares acquired on the exercise of the St. James Warrants, Renaissance Warrants, Consulting Warrants and IPO Warrants ("the Warrants") or conversion of the Debenture and does not involve an offering by the Company of the Warrants or Debenture. This prospectus also relates to the resale of any additional shares as may become issuable on the exercise of the Warrants, and the conversion of the Debenture pursuant to the antidilution provisions thereof. The Company will not receive any cash proceeds from the resale of the Shares issuable on exercise of the Warrants or conversion of the Debenture. The Company will receive approximately $2,148,000 on the exercise of the Warrants.

                                  RISK FACTORS

         THE SHARES OFFERED HEREBY INVOLVE MATERIAL RISKS. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT IN THE SHARES OF COMMON STOCK:

         LIMITED CAPITAL; NEED FOR ADDITIONAL FINANCING. The Company's ability to effect its business plan depends on its ability to raise funds to consummate acquisitions and provide necessary working capital. The Company's future growth through acquisitions will require substantial capital expenditures. While the Company evaluates business opportunities on a regular basis, there can be no assurance that the Company will be successful in identifying any additional acquisitions or will have sufficient financial resources with which to make additional acquisitions. In the event that the Company is unable to obtain cash in order to effect additional acquisitions, the Company may issue additional shares. As the Company effects acquisitions and expands its operations, there can be no assurance that the Company will be able to obtain and retain the management personnel required to operate such expanded operations. In addition, normal growth and integration of acquired companies will require significant working capital. At March 31, 1996, the Company had working capital of $2,117,316, long-term debt of $5,104,299 and shareholders' equity of $8,778,599 and availability of $1,162,419 under its credit facilities with Comerica Bank - Texas. The Company anticipates that its operating cash needs for fiscal 1996 can be met with cash generated from operations, borrowings under its credit facilities with Comerica Bank-Texas and private placements of equity and debt securities. At this time, the Company has no agreements with respect to the acquisition of any company. However, any future acquisition of companies in connection with the Company's acquisition strategy will require additional financing, which likely would include a combination of debt and equity financing.

         COMPETITION. The industries in which the Company and its subsidiaries operate are highly competitive. Many of these competitors have greater financial and other resources than the Company. Competitive factors for the Company's subsidiaries include price sensitivity and customer service. The industries in which the Company's subsidiaries operate are highly fragmented and dominated by privately-owned businesses. Management's marketing strategy is to institute centralized inventory controls, reduce personnel costs and achieve greater buying power through expansion. Management believes that these strategies will allow the Company and its subsidiaries to be more competitive. However, there can be no assurance that the Company will be able to successfully compete against presently known or future competitors.

         FOREIGN SUPPLIERS. Certain of the Company's subsidiaries purchase products from United States manufacturing companies operating abroad and from foreign manufacturers. Accordingly, the Company is subject to the risks of doing business abroad, including fluctuations in currency exchange rates, changes in import duties or quotas, transportation costs, labor disputes and strikes. The occurrence of any one or more of the foregoing events could adversely affect the Company's product supply.

         REGULATION. The Company's business is affected by governmental regulations relating to its industry segments in general, as well as environmental and safety regulations that have specific application to the Company's business. While the Company is not aware of any proposed or pending legislation, there can be no assurance that future legislation will not have an adverse effect on the Company's business or competitive position. The Company believes that it disposes of environmentally sensitive materials in accordance with present rules and regulations.

         DEPENDENCE ON KEY PERSONNEL. The success of the Company is dependent on, among other things, the services of Robert E. Cone, President and Chief Executive Officer, James H. Brock, Jr., President - Energy Products and Services Division and Thomas C. Landreth, President - Fastener Manufacturing and Sales Division. The Company has entered into employment agreements with Messrs. Cone, Brock and Landreth. The loss of the services of any of these officers, for any reason, may have a material adverse effect on the prospects of the Company.

         VOTING CONTROL. Directors and officers of the Company, including certain officers of certain of the Company's subsidiaries, own shares or have options or warrants to purchase shares that, after the exercise of such options and warrants, would in the aggregate constitute approximately 25% of the Company's outstanding shares. It is anticipated that such directors, officers and affiliates will be able to elect a majority of the Company's Board of Directors and to control the business and affairs of the Company.

         LACK OF CONTRACTUAL SUPPLY AGREEMENTS. The Company's subsidiaries purchase products from various sources of supply. The Company does not maintain firm contractual agreements with any of its suppliers with respect to the product purchases. Instead, the Company purchases its products from suppliers on the most favorable terms that can be negotiated.

         DIVIDEND POLICY. For the foreseeable future, it is anticipated that any earnings that may be generated from the Company's operations will be used to finance the Company's growth, and cash dividends will not be paid to holders of Common Stock. Certain of the Company's outstanding debt instruments currently prohibit the Company from paying dividends.

         SHARES ELIGIBLE FOR FUTURE SALE. Of the Company's currently outstanding 3,631,162 shares, 668,646 are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act and, under certain circumstances, may be sold without registration pursuant to Rule 144. Holders of certain warrants have one demand registration right to cause the Company to register the issuance, or resale, of the underlying shares.

                                 USE OF PROCEEDS

         The Company will receive cash proceeds equal to the exercise price of the Warrants, which will total approximately $2,148,000. The Company presently intends to add the cash proceeds from the exercise of the Warrants to its general working capital.

         The Company will not receive any proceeds from the sale of the Shares that may be resold from time to time by the selling shareholders.

                              SELLING SHAREHOLDERS

         The selling shareholders listed below (the "Selling Shareholders") may resell, from time to time, all or a portion of the Shares offered hereby. The following table sets forth the beneficial ownership of the Company's securities by each of the Selling Shareholders:

                                                                                                      SHARES OWNED  PERCENT OF CLASS
                                                                                  SHARES OWNED        AFTER THE      OWNED AFTER THE
NAME OF SELLING SHAREHOLDER                                                     PRIOR TO OFFERING     OFFERING(11)       OFFERING
- ---------------------------                                                     -----------------     ------------       ---------
Renaissance Capital Partners II, Ltd.(1) ...............................             625,153             625,153           14.8%
St. James Capital Partners, L.P(2) .....................................             215,000             215,000            6.0%
St. James Capital Corp.(3) (8) .........................................              80,000              80,000            2.3%
Blake Liedtke(3) .......................................................              14,883              14,883             *
1959 Trust for Robert Tilly Arnold(3) ..................................              14,883              14,883             *
The Hugh Roy Cullen Estate Trust for
  Isaac Arnold, Jr.(3) .................................................               7,441               7,441             *
The Lillie C. Cullen Estate Trust for
  Isaac Arnold, Jr.(3) .................................................               7,442               7,442             *
Dennis LaValle(3) ......................................................              37,209              37,209            1.1%
Thomas M. Vertin(3) ....................................................              74,420              74,240            2.1%
HUB, Inc.(3) ...........................................................              74,420              74,420            2.1%
Isaac Arnold, Jr(4) ....................................................              15,000              15,000             *
Barbara C. Bailey(4) ...................................................               6,500               6,500             *
John A. Beck(4) ........................................................               1,000               1,000             *
Earl D. Bellamy(4) .....................................................               1,000               1,000             *
Douglas B. Bowman(4) ...................................................               3,000               3,000             *
Chifam, Ltd.(4) ........................................................               2,000               2,000             *
Robert D. Duncan(4) ....................................................              10,000              10,000             *
Roy J. Farr(4) .........................................................               3,500               3,500             *
Robin Fisher and M.R. Burns(4) .........................................               1,000               1,000             *
R. Vincent Ford(4) .....................................................                 400                 400             *
Michael J. Gaido(4) ....................................................              10,000              10,000             *
Robert Garrison(4) .....................................................              10,000              10,000             *
Guadalupe Funding Company (4) (5) ......................................             129,302             129,302            3.7%
Ken Hanson IRA Rollover(4) .............................................               5,000               5,000             *
James Michael Haggar(4) ................................................               2,000               2,000             *
William H. Hintze(4) ...................................................               1,000               1,000             *
Roger H. Jenswold(4) ...................................................               2,500               2,500             *
Roger H. Jenswold & Co., Inc. Profit Sharing
  Plan(4) ..............................................................               2,000               2,000             *
Michael M. Kelley(4) ...................................................               3,000               3,000             *
Daniel Luce(4) .........................................................               1,000               1,000             *
James L. Masten(4) .....................................................               3,000               3,000             *
Richard B. Mayor(4) ....................................................               5,000               5,000             *
Ray Mitchell, Jr.(4) ...................................................              10,000              10,000             *

                                        7

Scott T. Orth Profit Sharing Plan & Trust(4) ..............................            2,000               2,000             *
Christopher J. Pappas(4) ..................................................            2,000               2,000             *
Mary M. Pappas(4) .........................................................            1,600               1,600             *
PEKA, Ltd.(4) .............................................................           10,000              10,000             *
James J. Peters(4) ........................................................              500                 500             *
Richard Peters Furs(4) ....................................................            1,000               1,000             *
Stephen M. Reckling(4) ....................................................           40,000              40,000            1.2%
Thomas R. Reckling(4) .....................................................           20,000              20,000             *
Mashud Reza(4) ............................................................            3,500               3,500             *
Steve L. Riggs(4) .........................................................           13,000              13,000             *
Standard Steel Company(4) .................................................            5,000               5,000             *
Gary E. Rounding IRA Rollover(4) ..........................................            5,000               5,000             *
Robert J. Santoski(4) .....................................................           24,000              24,000             *
Haroon R. Shaikh(4) .......................................................            2,000               2,000             *
David R. Sincox(4) ........................................................            1,000               1,000             *
Pat Smetek(4) .............................................................           15,000              15,000             *
Judie M. Smith IRA Rollover(4) ............................................            2,000               2,000             *
Frank Stovall(4) ..........................................................            5,000               5,000             *
Guy B. Sullaway Jr., IRA Rollover(4) ......................................            3,000               3,000             *
James Henry Tanner III and Carolyn H. Tanner(4) ...........................            4,000               4,000             *
Charles L. Thompson IRA Rollover(4) .......................................            1,000               1,000             *
David Wishard and Susan G. Wishard(4) .....................................              500                 500             *
Mathew A. Zaleski(4) ......................................................            1,000               1,000             *
Financial Public Relations, Ltd.(6) .......................................           24,000              24,000             *
Donald J. Willy(6) ........................................................            6,000               6,000             *
The Frost National Bank(7) ................................................           60,000              60,000            1.7%
McBlue Corporation(9) .....................................................           50,000              50,000            1.4%
Mike Cunniff(10) ..........................................................           15,000              15,000             *

- ------------
 *   Represents less than 1% of the Company's outstanding shares of Common
     Stock.

(1) Of these Shares, 575,153 are acquirable on conversion of the Debenture at a conversion price of $3.24 per share, subject to adjustment, and 50,000 are acquirable on exercise of Renaissance Warrants at an exercise price of $4.00 per share.

(2) These Shares were acquired upon conversion of the Promissory Note. After conversion, the Company has a $195,900 Promissory Note plus accrued interest payable to St. James Capital Partners, L.P.

(3) These Shares are acquirable on exercise of the St. James Warrants at an exercise price of $3.27 per share, subject to adjustment.

(4) These Shares were issued in connection with a private placement in March 1996.

                                    8

(5) Of these Shares, 89,302 are acquirable on exercise of St. James Warrants at an exercise price of $3.27 per share, subject to adjustment.

(6) These Shares are acquirable on exercise of the IPO warrants at an exercise price of $4.00 per share.

(7) Of these Shares, 30,000 are acquirable on exercise of IPO Warrants at an exercise price of $5.00 per share and 30,000 are acquirable on exercise of IPO Warrants at an exercise price of $7.50 per share.

(8) St. James Capital Corp. is the general partner of St. James Capital Partners, L.P.

(9) These Shares are acquirable on exercise of Consulting Warrants at an exercise price of $3.80 per share.

(10) These Shares are acquirable on exercise of Consulting Warrants at an exercise price of $5.00 per share.

(11) Assumes that the Selling Shareholder does not resell any shares of Common Stock beneficially owned in this offering.

                                        9

                              PLAN OF DISTRIBUTION

         The Selling Shareholders may offer the Shares subject to this Prospectus for resale from time to time in one or more offerings through underwriters, dealers or agents or directly to one or more purchasers in fixed-price offerings or in negotiated transactions and at either current market prices or at prices related to such market price. Resales by the purchasers of such shares may be made in the same manner.

         The Selling Shareholders have represented to the Company that they have no current arrangements with any broker-dealer and that they will comply with Rule 10b-6 under the Exchange Act. If underwriters are used in any offering of the Shares, such underwriters will be named in the applicable Prospectus Supplement. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the Shares. Firms not so named will have no direct or indirect participation in the underwriting of the Shares, although such a firm may participate in the distribution of such shares under circumstances entitling it to a dealer's commission. Unless otherwise set forth in the Prospectus Supplement relating to such offering, any underwriting agreement pertaining to any offering of the Shares will (i) entitle the underwriters to indemnification by the Company and the Selling Shareholders against certain civil liabilities under the Securities Act, (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (iii) provide that the underwriters will be obligated to purchase the Shares so offered if any such shares are purchased. If underwriters are used in any offering of Shares, the names of such underwriters, the anticipated date of delivery and other material terms of the transaction will be set forth in the Prospectus Supplement relating to such offering.

         The Company has been advised that the distribution of the Shares by the Selling Shareholders, or by pledgees, transferees or other successors-in-interest of the Selling Shareholders, may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq/NMS (if the Common Stock continues to be listed on the Nasdaq/NMS) or in the over-the-counter market, in negotiated transactions or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers or to or through broker-dealers acting as principals or agents. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares from whom broker-dealers may act as agent or to whom they may sell as principal or both (which compensation, as to a particular broker-dealer, may be less than or in excess of customary commissions). In addition, the Shares covered by this Prospectus that subsequently qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Shareholders and any broker-dealers or agents who participate in a sale of the Shares may be deemed to be underwriters within the meaning of such term under the Securities Act, and any commissions received by them, as well as any proceeds from any sales as principal by them, may be deemed to be underwriting discounts and commissions under the Securities Act. Such broker-dealers or agents may, under agreements with the Selling Shareholders, be entitled to indemnification by the Company and the Selling Shareholders against certain civil liabilities under the Securities Act. Certain purchasers to whom the Selling Shareholders may sell shares in negotiated transactions may be deemed to be underwriters with respect to any resale by them of shares so acquired.

         Underwriters, dealers and agents may engage in transactions with or perform services for the Company in the ordinary course of business.

                                       10

                            DESCRIPTION OF SECURITIES

         Pursuant to the Company's Articles of Incorporation, as amended, the authorized capital stock of the Company consists of 7,500,000 shares, par value $.01 per share, and 7,500,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The following description of certain of the Company's securities is a summary, does not purport to be complete or to give effect to applicable statutory or common law and is subject in all respects to the applicable provisions of the Company's Articles of Incorporation and information herein is qualified in its entirety by this reference.

COMMON STOCK

         Holders of Common Stock are entitled, among other things, to one vote per share on each matter submitted to a vote of shareholders and, in the event of liquidation, to share ratably in the distribution of assets remaining after payment of liabilities. Holders of Common Stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of Common Stock have no preemptive or other rights to subscribe for shares. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor.

PREFERRED STOCK

         None of the authorized shares of Preferred Stock have been issued or are outstanding. The Board of Directors has the authority to cause the Company to issue up to the authorized number of shares of Preferred Stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, redemption and conversion rights and liquidation preferences of such series, without further action by the shareholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of the Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

         REDEEMABLE WARRANTS. On January 15, 1992, the Company consummated a private placement of Units (the "Unit Placement"), each Unit consisting of two shares of Common Stock, one Class A Redeemable Warrant and one Class B Redeemable Warrant (collectively, the "Redeemable Warrants"). At June 25, 1996 there were 575,000 Class A Redeemable Warrants and 575,000 Class B Redeemable Warrants outstanding. Each Class A Redeemable Warrant and each Class B Redeemable Warrant entitle the registered holder thereof to purchase from the Company one share of Common Stock at an exercise price of $6.00 and $10.00 per share, respectively, until January 15, 1997. The Company may redeem each of the Class A Redeemable Warrants and the Class B Redeemable Warrants at $.05 per Redeemable Warrant if the closing bid price of the Common Stock shall have equaled or exceeded at least $8.00 and $12.00 per share, respectively, for a period of 20 consecutive trading days. Notice of any redemption must be mailed to all holders of Redeemable Warrants at least 30 days but no more than 60 days before the date on which the Redeemable Warrants have been called for redemption.

         The holders of Redeemable Warrants do not have any voting or any other rights of shareholders of the Company and are not entitled to receive dividends. In the event of an adjustment in the number of shares issuable on exercise of the Redeemable Warrants, the Company will not issue fractional shares, but will, instead, pay to the holder of the Redeemable Warrants at the time of such exercise an amount in cash equal to the same fraction of the current market value of a share of Common Stock.

                                       11

         The exercise price and the number and kind of shares or other securities purchasable on exercise of any Redeemable Warrants and the number of Redeemable Warrants are subject to adjustment on the occurrence of certain events, including stock dividends, reclassifications, reorganizations, consolidations and mergers. No adjustment in the exercise price is required until cumulative adjustments amount to one percent or more of the exercise price. If the Company effects any capital reorganization, certain reclassifications of the Common Stock, any consolidation or merger (other than a consolidation or merger which does not result in any reclassification or change in the outstanding shares), or sells all or substantially all its properties and assets, the Redeemable Warrants become exercisable only for the number of shares of stock or other securities, assets, or cash to which a holder of the number of shares of the Company purchasable (at the time of such reorganization, reclassification, consolidation, merger or sale) on exercise of such Redeemable Warrants would have been entitled on such reorganization, reclassification, consolidation, merger, or sale.

         The Redeemable Warrants are not exercisable by a holder if (i) the Shares issuable on exercise of such Redeemable Warrants have not been registered under the securities or blue sky laws of the state of residence of such holder or (ii) a current prospectus meeting the requirements of the laws of such state cannot be lawfully delivered by or on behalf of the Company. Pursuant to the terms of the respective Redeemable Warrant agreements, the Company has agreed to use reasonable efforts to register such shares in states in which holders of Redeemable Warrants are known to reside and to maintain a current prospectus relating thereto.

SPECIAL PROVISIONS OF THE ARTICLES OF INCORPORATION AND TEXAS LAW

         The provisions of the Articles of Incorporation and the Company's Bylaws, as amended (the "Bylaws"), summarized in the succeeding paragraphs, may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by a shareholder.

         Pursuant to the Articles of Incorporation, the Board of Directors may, by resolution, establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by the Board of Directors without any further shareholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of the Company.

         The Bylaws provide that shareholders' nominations for the Board of Directors and proposals for other business to be transacted at shareholders' meetings must be timely received by the Company and must comply with specified form and content requirements.

         LIMITATION OF DIRECTOR LIABILITY. Texas law authorizes a Texas corporation to eliminate or limit the personal liability of a director to the Company and its shareholders for monetary damages for breach of certain fiduciary duties as a director. The Company believes that such a provision is beneficial in attracting and retaining qualified directors, and accordingly, its Articles of Incorporation include a provision eliminating a director's liability for monetary damages for any breach of fiduciary duty as a director, except: (i) for any breach of the duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or (iv) for certain other

                                       12

actions. Thus, pursuant to Texas law, the Company's directors are not insulated from liability for breach of their duty of loyalty (requiring that, in making a business decision, directors act in good faith and in the honest belief that the action was taken in the best interest of the Company), or for claims arising under the federal securities laws. The foregoing provisions of the Company's Articles of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its shareholders. Further, the Company may, but has no present intent to, execute indemnity agreements with present and future directors and officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law.

         INDEMNIFICATION. To the maximum extent permitted by law, the Articles of Incorporation and the Bylaws provide for mandatory indemnification of directors, officers, employees and agents of the Company against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of the Company. In addition, the Company must advance or reimburse directors and officers and may advance or reimburse employees and agents for expenses incurred by them in connection with indemnifiable claims.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock and Redeemable Warrants and the Warrant Agent for the Redeemable Warrants is First Interstate Bank of Texas, N.A., 1000 Louisiana, Suite 700, Houston, Texas 77002.

                                  LEGAL MATTERS

         The legality of the securities offered hereby will be passed on for the Company by Porter & Hedges, L.L.P., Houston, Texas.

                                       13

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                              --------------------

                                TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----
Available Information.......................                                 2
Incorporation of Certain
  Documents by Reference....................                                 2
The Company.................................                                 3
The Offering................................                                 3
Risk Factors................................                                 4
Use of Proceeds.............................                                 6
Selling Shareholders........................                                 7
Plan of Distribution........................                                 9
Description of Securities...................                                10
Legal Matters...............................                                13

                              --------------------

                            Industrial Holdings, Inc.
                               1,695,153 Shares of
                                  Common Stock

                              ---------------------
                               P R O S P E C T U S
                              ---------------------

                                -----------------
                                   July , 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Nasdaq/NMS Listing Fee ..........................................       $33,903
Securities and Exchange Commission Registration Fee .............         4,397
Legal Fees and Expenses .........................................         2,000*
Accounting Fees and Expenses ....................................         3,000*
Miscellaneous ...................................................           500*
                                                                        -------
         Total ..................................................       $43,800
                                                                        =======
- ------------------
*Estimated for purposes of this filing.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 2.02 of the Texas Business Corporation Act (the "TBCA") provides that a Texas corporation shall have the power to indemnify directors, officers, employees and agents and to purchase and maintain liability insurance for those persons. Article 2.02-1 of the TBCA empowers the Company to indemnify any director or officer for expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in the defense of any action, suit or proceeding in which such director or officer is a party by reason of his position. In no event however, shall a director or officer be entitled to indemnification in any action, suit, or proceeding in which such director shall have been found not to have acted in good faith and in the reasonable belief that his conduct as such director was in the Company's best interests; and, in the case of an officer of the Company, that such officer did not act in good faith and in the reasonable belief that his conduct was at least not opposed to the Company's best interests; and in the case of any criminal proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful. Moreover, no director shall be indemnified for any obligations arising from any action, suit, or proceeding in which (i) such director is found liable on the basis that personal profit was improperly received by him, whether or not the action resulted from an action taken in his official capacity, or (ii) such director is found liable to the Company.

         The Company's Bylaws provide that the Company shall indemnify each director or former director and each officer or former officer of the Company and each person who is or who may have served at its request as a director or officer of another corporation in which it owned shares of stock or of which it is a creditor, or as a partner, venturer, proprietor, trustee, employee, agent or similar functionary of another partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against judgments, settlements, penalties and reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with any claim made against him or any action, suit, or proceeding in which he is or is threatened to be made a named defendant or respondent by reason of his being or having been such director or officer.

         The Company shall indemnify such director or officer to the greatest extent permitted by law for reasonable expenses incurred in connection with any action, suit, or proceeding in which such director or officer has been wholly successful in the defense of the proceeding, on the merits or otherwise, except that if such action, suit, or proceeding was brought by or on behalf of the Company, indemnification shall be limited to reasonable expenses actually incurred by such director or officer with respect to such proceeding; provided, however, that such indemnity shall be conditioned on the prior determination by a majority of the Board of Directors or a committee thereof who are not named defendants or respondents in such action, suit, or proceeding, or special legal counsel appointed thereby, or, solely in the event the Board of Directors is not able to act and unable to select special legal counsel, by vote of those shareholders who are not also directors named as defendant or respondent in such action, suit, or proceeding, that such director or officer has acted in good faith and in the reasonable belief as to the best interests of the Company.

         If any pending, threatened, or completed proceeding is settled, amounts paid as indemnification of the settlement shall not exceed costs, fees and expenses that would have been reasonably incurred if the action, suit or proceeding had been litigated to a conclusion. The determination by the Board of Directors, or by independent counsel, and the payment of amounts by the Company on the basis thereof, shall not prevent a shareholder from challenging such indemnification by appropriate legal proceedings. Neither shall a determination by the Board of Directors, a committee thereof, or special legal counsel appointed thereby, that indemnification is not permissible, prevent a director or officer from challenging such determination by appropriate legal proceedings. Reasonable expenses of a director or officer who was, is, or is threatened to be made a named defendant or respondent in any proceeding shall be paid in advance before any final disposition following appropriate written request to the Company.

         The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him in such a capacity or arising out of his status as such a person, whether or not the Company would have the power to indemnify him against that liability.

         The foregoing rights and indemnification shall be construed in accordance with the laws of the State of Texas presently in force and as hereinafter amended. In all events, the Company's Bylaws shall be deemed to grant the Company's directors and officers the maximum protection consistent with law and shall be deemed amended from time to time to reflect any changes in such law. The foregoing shall not be exclusive of any private contractual right of indemnification, nor shall it limit the same; provided, however, such contractual agreement shall not be inconsistent with the TBCA presently in force or hereafter enacted.

         The Company's Articles of Incorporation, as amended, contain provisions eliminating or limiting the liability of a director for an act or omission in his capacity as director; however, those provisions do not eliminate or limit the liability of a director for: (i) a breach of a director's duty of loyalty to the Company or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission from which the liability of a director is expressly provided for by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend.

ITEM 16.  EXHIBITS.

 EXHIBIT
 NUMBER     IDENTIFICATION OF EXHIBIT
 -------    -------------------------
   5.1 --   Opinion of Porter & Hedges, L.L.P.*
  24.1 --   Consent of Porter & Hedges, L.L.P. (included in its opinion filed as
            Exhibit 5.1 hereto).*
  24.2 --   Consent of Price Waterhouse LLP*
  24.3 --   Consent of Arthur Andersen LLP*
  24.4 --   Consent of Goldberg and Zuffelato, P.C.*
- -----------------
* To be filed herewith.

                                      II-2

ITEM 17.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      II-3

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      II-4

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 9, 1996.

                                        INDUSTRIAL HOLDINGS, INC.

                                    /s/ CHRISTINE A. SMITH
                                        Christine A. Smith
                                        VICE PRESIDENT AND
                                        CHIEF FINANCIAL OFFICER

         We, the undersigned directors and officers of the Company do hereby constitute and appoint Robert E. Cone and Christine A. Smith, and each of them singly, our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement, including specifically, without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments hereto; and we do hereby ratify and confirm all that said attorneys and agents or any of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this to the Registration Statement has been signed by the following persons in the capacities indicated on July 9, 1996.

           SIGNATURE                              TITLE
           ---------                              -----
   /s/ ROBERT E. CONE           Director, Chairman of the Board of Directors,
       Robert E. Cone           President and Chief Executive Officer (Principal
                                Executive Officer)

 /s/   JAMES H. BROCK, JR.      Director and President - Energy Products and
       James H. Brock, Jr.      Services Division


 /s/   CHRISTINE  A. SMITH      Vice President and Chief Financial Officer
       Christine A. Smith       (Principal Accounting Officer and Principal
                                Financial Officer)


 /s/   BARBARA S. SHULER
       Barbara S. Shuler        Director, Secretary


   ---------------------        Director
   William J. Argeroplos


 /s/  CHARLES J. ANDERSON       Director
      Charles J. Anderson


    -------------------
      James W. Kenney            Director


    -------------------
      John P. Madden             Director

                                      II-5

                                INDEX TO EXHIBITS

                                                                    SEQUENTIALLY
EXHIBIT                                                               NUMBERED
NUMBER         IDENTIFICATION OF EXHIBIT                                PAGE
- -------        -------------------------                            ------------
   5.1  --     Opinion of Porter & Hedges, L.L.P
  24.1  --     Consent of Porter & Hedges, L.L.P. (included in its
               opinion filed as Exhibit 5.1 hereto)
  24.2  --     Consent of Price Waterhouse LLP*
  24.3  --     Consent of Arthur Andersen LLP*
  24.4  --     Consent of Goldberg and Zuffelato, P.C.*
- -----------------
* To be filed herewith.

                                      II-6